LEASE AGREEMENT

THIS AGREEMENT is made as of this 14th day of February, 2006, BY AND

BETWEEN

STEVEN F. HOYE and STEVEN C. WARNER, hereinafter collectively referred to as “Lessor,”
AND

AXION BATTERY PRODUCTS, INC., a Pennsylvania corporation hereinafter referred to as “Lessee.”

WITNESSETH:

WHEREAS, Lessor is the owner of certain property located in the Township of Neshannock, Lawrence County, Pennsylvania, as more fully described on Exhibit A hereto (the "Property"); and

WHEREAS, Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, a portion of the Property; and

WHEREAS, Lessor currently leases approximately 11,000 square feet of the Property to Commercial Battery Company Of Pennsylvania ("CBC")  for use as warehouse, office, and retail sales space pursuant to a lease (the "CBC Lease") that expires September 30th of 2006;

THEREFORE, in consideration of the covenants and premises hereby mutually undertaken to be kept and performed by the parties hereto, the parties agree as follows with the intent to be legally bound:

1. Lessor hereby leases to Lessee, and Lessee hereby rents and takes from Lessor that portion of the Property consisting of approximately 62,732 square feet in the aggregate (including 42,500 square feet of manufacturing space, 7,232 square feet of office locker, lab and lunch area, 8,000 square feet of storage buildings, and 5,000 square feet of basement area), which portion of the Property is further described in Exhibit “A-1”, attached hereto and made part thereof (the "demised premises"). Lessor represents and warrants to Lessee that the CBC Lease will expire on September 30, 2006, subject to existing renewal or extension options exercisable by CBC. Lessor covenants that it will not renew, extend, amend or enter into a new lease with CBC without the prior written consent of Lessee; provided, however, the parties acknowledge that CBC may exercise its existing option to renew or extend the term of the CBC Lease. If Lessor and CBC do not enter into a new lease for the premises occupied by CBC, or if CBC does not exercise its option to renew or extend the term of the CBC Lease beyond September 30, 2006, Lessee shall have the option to lease such space, at Lessee's option, on the same terms and conditions as currently set forth in the CBC Lease, or on the terms and conditions set forth in this lease, for the remainder of the term (including any renewals) of this lease. In addition, from and after October 1, 2006, Lessee shall have the option to lease from Lessor the office space currently leased by CBC. In the event Lessee exercises such option by written notice to Lessor, Lessor shall be responsible for removing CBC from such space and making any renovations or other modifications necessary to accommodate CBC and Lessee, and upon delivery of possession and use to Lessee, such office space shall then be added to and considered as a part of the "demised premises" under this Lease, except the rent shall be proportionately increased to reflect the additional square feet.

2. This lease shall be for a term of 2 years commencing on the date hereof and ending on the second anniversary hereof. Lessee will have the right and option to renew this lease for two (2) successive five (5) year terms upon the same terms and conditions by giving Lessor written notice of its intention to renew this lease at least ninety (90) days prior to the end of the original term or prior to the end of any renewal term.

3. Lessee hereby covenants and agrees to pay Lessor as rent in monthly installments without demand or counterclaim the sum of Ten Thousand and no/100 Dollars ($10,000.00) per month in advance on the first day of each and every month during the initial term (prorated at the rate of $333.33 per day for any partial month). The monthly rental to be paid for each and any renewal term shall be a commercially reasonable rental to be mutually agreed upon by Lessor and Lessee. In the event Lessor and Lessee are unable to agree on a rental rate, then a written opinion of an M.A.I. appraiser selected by the Lessor and Lessee as to a commercially reasonable rental rate shall be controlling. In the event the selection of an appraiser cannot be agreed upon, the Lessor shall select one M.A.I appraiser, the Lessee shall select one such appraiser, and the two appraisers so selected shall select a third. The controlling rental rate shall be the average of the three appraisals. The expense of the appraisals shall be equally divided between the Lessor and Lessee.

4. Lessee shall cause to be paid all taxes, general or special, all public rates, dues and special assessments of any kind which shall become due and payable or which are assessed against or levied upon the demised premises during the term of this lease calculated on the percentage of the total building square footage leased by Lessee (prorated on the basis of a 360 day year for any partial calendar year of this lease). Such payments shall be due within 15 days after Lessee's receipt of Lessor's invoice therefor.

5. Lessor shall arrange to have all public utility services customarily used in the operation of a commercial or industrial enterprise (including but not limited to water, sanitary sewer, gas, electricity, telephone, cable television or communications services such as DSL or broadband) connected and available to the demised premises for Lessee's use at the commencement of the term. If the parties agree in the future, Lessor shall arrange to establish separately metered service for all such utility services not separately metered on the date of this lease, and Lessor, unless otherwise agreed, shall pay for all connection, tap-in and facility charges to establish such connection and separate metering. Pending the establishment of separate meters, Lessee shall pay or cause to be paid all charges for gas, water, sewage, disposal, steam, electricity, light, heat or power, telephone or other communication service used or supplied in connection with the demised premises such cost to be offset by the historical utility costs for the building since the commencement of the lease term under the CBC Lease.

6. As part of the consideration for this lease, Lessee covenants and agrees to maintain at its sole cost and expense at all times during the term of this lease, public liability insurance under which Lessor shall be named as additional insured, properly protecting and indemnifying Lessor, in an amount not less than One Million Dollars ($1,000,000.00) for injury to any one person (including death), and not less than One Million Dollars ($1,000,000.00) for personal injuries in any one (1) accident, and not less than Two Hundred and Fifty Thousand Dollars ($250,000.00) for property damage.

During the term hereof, Lessee shall, at Lessee’s own cost and expense, provide and keep in force insurance, under which Lessor shall be named as an additional insured, against loss or damage or injury or destruction to any building or buildings and appurtenances there, now and hereafter erected on the demised premises, resulting from fire or from any hazard included in the normal broad extended coverage endorsement, with such company or companies as may be reasonably acceptable to Lessor in the amount at least equal to eighty percent (80%) of the replacement value of said building or buildings and appurtenances thereto.

Lessee shall furnish Lessor with a certificate or certificates of insurance covering all insurance so maintained by Lessee, stipulating that such insurance shall not be cancelled without ten (10) days advance notice to Lessor.

7. Lessee shall use and occupy the demised premises as a business office, warehouse and battery manufacturing facility and for any other lawful purpose or business. Lessee represents and warrants to Lessor that it will occupy the demised premises, and conduct its operations on the demised premises, in compliance with all applicable federal, state and local laws and regulations, including all environmental laws and regulations.

8.     (a) Lessor represents and warrants to Lessee that it has good and marketable fee simple title to the demised premises, free and clear of all liens, restrictions, and encumbrances other than those which do not have a material adverse effect on Lessee's intended use of the demised premises. Lessor has received no written notice of violation of any law which remains uncorrected on the date hereof and, to Lessor's knowledge, the demised premises is in compliance with all applicable laws and regulations. Lessor shall provide Lessee with a current and valid certificate of occupancy for the demised premises simultaneously with the execution of this lease.

(b) Except as otherwise provided in this lease, it is understood and agreed that Lessee accepts the demised premises in the physical condition which the same now are and that Lessor shall be under no obligation whatever to make any repairs or replacements to the said premises during the term of this lease.

(c) Lessee, at its sole expense, shall keep and maintain the structural and exterior portions of the demised premises (including without limitation the walls, ceilings, doors, foundations and roofs) in substantially the same condition as they are in on the date of this lease, ordinary wear and tear excepted. Lessee, at its sole expense, shall also keep and maintain all mechanical systems serving the demised premises (including the plumbing, electrical, sewer and HVAC systems but excluding any assets owned by Lessee) in good operating order and repair. Lessee, at its sole expense, shall also make the initial repairs set forth on Exhibit "B" attached hereto as Lessor and Lessee may agree to, and make any necessary replacements and capital improvements which may be required to comply with the foregoing covenants or which may be required by any law; provided, however, in the event such replacements or capital improvements exceed, individually or in the aggregate, $75,000, Lessee shall have the option to make such replacements or capital improvements or terminate this lease on 60 days notice to Lessor. Except as otherwise set forth above, all such repairs and replacements shall be made within 30 days after the date Lessee provides Lessor with written notice of the need therefor, or immediately in the event such condition constitutes a hazard, emergency or violation of any law.

(d) Except as otherwise provided in subsection (c) above, Lessee, at its sole expense, shall make any and all other necessary repairs to the demised premises in order to preserve, protect, and maintain the demised premises in substantially the same condition as they are in on the date hereof, ordinary wear and tear excepted. If Lessee fails to make such repairs or fails to maintain properly the demised premises, same may be made or done by Lessor at the expense of the Lessee and the costs thereof shall be collectible as additional rent or otherwise and shall be paid by Lessee within five (5) days after rendition of a bill or statement thereof.

9. No installations, alterations, improvements, additions or changes of a structural nature shall be made in or to the demised premises by Lessee without the prior consent of Lessor. All installations, alterations, additions, or improvements of a permanent nature made by Lessee in the demised premises (except such trade and office fixtures and equipment of Lessee as may be removed without material damage to the premises) shall, immediately upon being made or installed, become the property of Lessor and shall remain upon and be surrendered with the demised premises as a part thereof upon the expiration or earlier termination of this lease, without disturbance or injury.

10. Lessee shall not assign this lease or underlet the demised premises, or any part thereof, without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

11. Should the demised premises be destroyed or rendered unfit for use and occupancy by fire or other casualty, Lessee shall, at its option, either replace or repair the same, or terminate this agreement.

12. If, during the term of this lease, all of the demised premises should be taken for any public or quasi-public use under any law, ordinance, or regulation or by the right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this lease shall terminate and the rent shall be abated during the unexpired portion of this lease, effective as of the date of the taking of said premises by the condemning authority.

If less than all of the leased premises shall be taken for any public or quasi-public use under any law, ordinance or regulation, or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this lease shall not terminate but Lessor shall forthwith at its sole expense, restore and reconstruct the building and other improvements, situated on the leased premises, provided such restoration and reconstruction shall make the same reasonably tenantable and suitable for the uses for which the premises are leased and rent shall be equitably abated during such period; provided, however, that if such restoration or reconstruction cannot reasonably be or is not completed within 120 days following such taking, Lessee shall have the right in its sole option to terminate this lease. If not so terminated, the rent payable hereunder during the unexpired portion of this lease shall be adjusted equitably.

In any event, any condemnation award, or purchase price in lieu thereof, for the taking of all or any portion of the premises shall be the property of Lessor whether such award or purchase price shall be made as a compensation for diminution in value of the leasehold or for the taking of the fee, and Lessee hereby assigns to Lessor all its right, title, and interest in and to any such award or purchase price. Nothing contained herein, however, shall be deemed to preclude Lessee from obtaining, or to give Lessor any interest in, any award to Lessee for moving expenses or for loss or damage to lessee’s fixtures, equipment or other property or for damages for cessation or interruption of Lessee’s business.

13. Lessee shall keep the demised premises in a neat and clean appearance and shall not allow an accumulation of trash, waste or other refuse thereon.

14. If Lessor should fail to perform any of its obligations under this lease within the time specified (or within thirty (30) days after written notice from Lessee if no time is specified), Lessee may, at its option, terminate this lease or perform any such obligation (and in such event, Lessor's consent will not be required under Paragraph 9) and receive a credit against future rental payments due under this lease, in addition to all other remedies provided by law or in equity for Lessor's default.

15. The occurrence of any of the following shall constitute material default and breach of this lease by Lessee:

(a) A failure by Lessee to pay the rent reserved herein, or to make any other payment required to be made by Lessee hereunder, where such failure continues for ten (10) days after written notice thereof from Lessor to Lessee;

(b) A failure by Lessee to observe and perform any other provisions or covenants of this lease to be observed or performed by Lessee, where such failure continues for thirty (30) days after written notice thereof from Lessor to Lessee provided; however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty-day period, Lessee shall not be deemed to be in default if Lessee shall within such period commence such cure and thereafter diligently prosecutes the same to completion;

(c) The making by Lessee of any assignment for the benefit of creditors; the adjudication that Lessee is bankrupt or insolvent; the filing by or against Lessee of a petition to have Lessee adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee the same is dismissed within sixty (60) days after the filing thereof); the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located in the demised premises or of Lessee’s interest in this lease (unless possession is restored to Lessee within thirty (30) days after such appointment); or the attachment, execution or levy against or other judicial seizure of, substantially all of Lessee’s assets located in the demised premises or of Lessee’s interest in this lease (unless the same is discharged within thirty (30) days after issuance thereof).

16. In the event of any material default or breach of this lease by Lessee as set forth in paragraph 15 hereof, the rent reserved herein for the entire unexpired portion of the term of this lease shall at the Lessor’s option thereupon immediately become due and payable. To the extent permitted by law, Lessee shall be obligated for such accelerated rent regardless of which, if any, of the remedies provided in paragraph 17 hereof or provided by law Lessor elects to pursue.

17. In the event of any material default or breach of this lease by Lessee as set forth in paragraph 15 hereof; Lessor, at its option, may terminate this lease upon and by giving written notice of termination to Lessee, or Lessor, without terminating this lease, may at any time after such material default or breach, without notice or demand additional to that provided in paragraph 15 hereof, and without limiting Lessor in the exercise of any other right or remedy which Lessor may have by reason of such default or breach (other than the aforesaid right of termination), exercise any one or more of the remedies hereinafter provided in this paragraph or as otherwise provided by law, all of such remedies (whether provided herein or by law) being cumulative and non exclusive:

(a) Lessor may enter the demised premises (to the extent permitted by law and without thereby incurring any liability to Lessee and without such entry being constituted an eviction of Lessee or termination of this lease) and take possession of the demised premises and, at any time and from time to time relet the demised premises or any part thereof for the account of Lessee, for such terms, upon such conditions and at such rental as Lessor may deem proper. In the event of such reletting, (i) Lessor shall receive and collect the rent therefrom and shall first apply such rent against such expenses as Lessor may have incurred in recovering possession of the demised premises, placing the same in good order and condition, altering or repairing the same for reletting and such other expenses, commissions and charges, including attorney’s fees, which Lessor may have paid or incurred in connection with such repossession and reletting, and then shall apply such rent against the accelerated rent. No re-entry by Lessor shall be deemed to be an acceptance of a surrender by Lessee of this lease or of the demised premises.

18.  The failure or delay on the part of Lessor or Lessee to enforce or exercise at any time any of the provisions, rights, or remedies in this lease shall in no way be construed to be a waiver thereof, nor in any way to effect the validity of this lease or any part hereof, or the right of Lessor or Lessee, as the case may be, to thereafter enforce each and every such provision, right to remedy. No waiver of any breach of this lease shall be held to be a waiver of any other or subsequent breach. The receipt by Lessor of rent at a time when the rent is in default under this lease shall not be construed as a waiver of such default. The receipt by Lessor of a lesser amount than the rent due shall not be construed to be other than a payment on account of the rent then due, nor shall any statement on Lessee’s check or any letter accompanying Lessee’s check be deemed an accord and satisfaction, and Lessor may accept such payment without prejudice to Lessor’s right to recover the balance of the rent due or to pursue any other remedies provided in this lease. No act or thing done by Lessor or Lessor’s agents or employees during the term of this lease shall be deemed an acceptance or a surrender of the demised premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Lessor.

19. Lessor reserves the right to assign this lease at any time, including the assignment of rent as security, and Lessee hereby agrees to make payments of rent to any party to whom such an assignment is made upon written request of Lessor.

20. Lessor shall have the permission at any reasonable time or times upon reasonable prior notice (except in the event of an emergency) to enter upon the demised premises for the purpose of making inspections and to make repairs, in the event Lessor should determine to make such repairs, or for the purpose of protection of such premises.

21. At the expiration of the original term of this lease or any extension of such term by Lessee, Lessee shall surrender the demised premises to Lessor in the same condition as when Lessee took possession of such premises, ordinary wear and tear excepted.

22. If Lessee holds over without written consent of Lessor after expiration or termination of the original term of the lease or any extension of such term by Lessee, Lessee’s holdover shall be at the will of Lessor.

All notices provided to be given under this agreement shall be given by messenger, reliable express delivery service, telecopier or certified mail or registered U.S. mail, addressed to the proper party at the following address:

LESSOR:     LESSEE:
Steven F. Hoye and    Axion Battery Products, Inc.
Steven C. Warner    Attn: Thomas G. Granville, CEO
Box 202     3601 Wilmington Road
New Wilmington, PA 16142   New Castle, PA 16105
Fax:       Fax:

With a copy to:     With a copy to:

William E. Kelleher, Jr., Esq.
Cohen & Grigsby, P.C.
11 Stanwix Street, 15th Floor
Pittsburgh, PA 15222
Fax: 412-209-1997

Notices shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office) or a notice to the effect that such addressee refused to accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

24. At Lessee’s request, Lessor agrees to execute a Memorandum of Lease in such form as may be recorded in the Office of the Recorder of Deeds of Lawrence County, Pennsylvania.

25. If and so long as Lessee pays the rent and observes and performs all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the term and any renewal or extension thereof, subject nevertheless to all of the provisions of this lease. Lessor covenants that no other lessees of Lessor occupying any portion of Lessor's property shall unreasonably interfere with the business or operations of Lessee; provided, however, Lessee acknowledges that CBC is currently in possession and use of the premises leased under the CBC Lease.

WITNESS the following signatures and seals:

WITNESS:	LESSOR: Steven F. Hoye Steven C. Warner
ATTEST:	LESSEE: AXION BATTERY PRODUCTS, INC. By: Thomas G. Granville CEO and President

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